Exhibit 99.1

I-AM Capital Acquisition Company Confirms Payment of Funds to Extend the Period to Complete a Business Combination.

New York, NY – August 22, 2018 – I-AM Capital Acquisition Company (NASDAQ:IAM) (“I-AM Capital” or the “Company”), announced today that on August 21, 2018, the Company deposited into the Company’s trust account (the “Trust Account”), an aggregate of $303,610 (including interest earned on the funds in the Trust Account available for withdrawal), representing $0.058 per public share. As a result of such payment, the Company has extended the period of time it has to consummate a business combination by three months to November 21, 2018.

The Company’s sponsor and the Company will have the option, but no obligation, to extend such term an additional two times, each by an additional three months, up to May 21, 2019, by depositing an aggregate of $303,610 into the Trust Account, representing $0.058 per public share, in connection with each such extension.

About I-AM Capital:

I-AM Capital, co-founded and led by F. Jacob Cherian and Suhel Kanuga, is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a target business will not be limited to a particular industry or geographic region, although it intends to focus its search on target businesses with a connection in India.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including the funding of the Trust Account to further extend the period of time for the Company to consummate an initial business combination, if needed. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering and its preliminary proxy statement in connection with its special meeting filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

I-AM Capital Acquisition Company

sk@i-amcapital.com

(212) 878 3684